Exhibit 28(h)(6)

KALMAR POOLED INVESTMENT TRUST

SHAREHOLDER SERVICES PLAN

INVESTOR CLASS SHARES

WHEREAS, Kalmar Pooled Investment Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust and Kalmar Investment Advisers (the “Adviser”) have entered into an Investment Advisory Agreement, pursuant to which the Trust, on behalf of each of its series listed on Schedule A hereto (each a “Fund” and together, the “Funds”), employs the Adviser as investment adviser to the Trust; and

WHEREAS, the Trust desires to compensate certain parties for providing the services described herein to shareholders (the “Shareholders”) who from time to time beneficially own shares of beneficial interest of the Investor Class (“Investor Shares”) of a Fund;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this shareholder services plan (the “Plan”) on the following terms and conditions:

Section 1.  The Plan has been adopted to enable a Fund to directly or indirectly bear expenses for providing non-distribution related services (i.e., services not primarily intended to result in the sale of Fund shares). Each Fund is authorized, pursuant to this Plan, to make or direct payments on behalf of the Fund to any shareholder servicing agent (“Service Organization”) with which it, its principal underwriter or its affiliates have entered into a service agreement.

Section 2.  Each Fund may pay as compensation for services an annual fee in the amount set forth on Schedule A of the average daily net assets of the Fund attributable to Investor Shares of the Fund. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees and the Service Organization shall mutually agree. Shareholder services may be performed by the Adviser or its affiliates, or the Adviser or its affiliates may enter into agreements with broker-dealers or other financial institutions, including fiduciaries and administrators of employee benefit plans, for the performance of such services. Shareholder services may include, but are not limited to, the following services: (a) establishing and maintaining customer accounts and records; (b) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the Fund or the Fund’s distributor; (c) automatically investing customer account cash balances; (d) providing periodic statements to their customers; (e) arranging for bank wires; (f) answering routine customer inquiries concerning their investments in the shares ; (g) assisting customers in changing dividend options, account designations and addresses; (h) performing sub-accounting and sub-transfer agency functions; (i) processing dividend payments from the Fund on behalf of customers; (j) forwarding certain shareholder communications from the Fund (such as proxies, shareholder reports and dividend, distribution and tax notices) to customers; and (k) providing such other similar services as may be reasonably requested to the extent they are permitted to do so under applicable statutes, rules and regulations.

Exhibit 28(h)(6)

Section 3.  This Plan shall not take effect with respect to a Fund until it has been approved by vote of the majority of the Trustees of the Trust.

Section 4.  This Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue for so long as its continuance is specifically approved at least annually.

Section 5.  The Adviser shall provide, or cause to be provided, to the Board of Trustees of the Trust and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and such other information as the Trustees request.

Section 6.  This Plan may be terminated at any time by the vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Investor Shares of a Fund.

Section 7.  This Plan may be amended at any time by the vote of a majority of the Trustees.

Section 8.  The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or such agreements, as the case may be, the first two years in an easily accessible place.

Adopted: February 26, 2013

Amended: February 25, 2014

Exhibit 28(h)(6)

Schedule A

to the Kalmar Pooled Investment Trust

Shareholder Services Plan For Investor Class Shares

Dated February 25, 2014

Fund/Share Class	Maximum Service Fee under the Plan

Kalmar “Growth-with-Value” Small Cap Fund - Investor Class	0.25%

A-1